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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Deckers Outdoor Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Deckers Outdoor Corporation of our report dated February 24, 1999, except for the fourth paragraph of note 11, which is as of March 17, 1999, relating to the consolidated balance sheets of Deckers Outdoor Corporation and subsidiaries as of December 31, 1997, and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998, annual report on Form 10-K of Deckers Outdoor Corporation.

KPMG LLP


Los Angeles, California
March 29, 1999